Exhibit 10.15

January 7, 2021

Michael Fagan

6028 Crescent Knoll Drive

Raleigh, NC 27614

Re: Retention Bonus Letter Agreement (“Agreement”)

Dear Mike:

As we are moving forward with the sale of the Personal Care business (“Project Journey”), your continued leadership and cooperative approach during this time of transition is critical to ensuring a successful closing of the sale. We believe that your personal involvement and strong motivation for success will help ensure that we execute a transaction that maximizes the shareholder value.

In exchange for your continued service with Domtar through and until a successful completion of the Personal Care Division sale, we will provide you with a Retention Bonus in the amount of $816,156, less lawful withholdings and deductions (“Retention Bonus”). The triggering event for the Retention Bonus is the earlier of (1) a closing of the sale of Personal Care as a result of Project Journey (the “Closing”), and (2) December 31, 2021 (“Retention Date”).

Should you resign your employment or be terminated for “Cause” prior to the Closing or the Retention Date, you will not be eligible to earn and will not receive the Retention Bonus. “Cause” shall be defined as (a) you are convicted of or plead no contest to any crime that would constitute a felony or involves dishonesty, fraud or moral turpitude, (b) you engage in any willful misconduct that causes material harm to the business, standing or reputation of Domtar, (c) you engage in the unauthorized disclosure of trade secret or confidential information, (d) you abandon your job, or (e) you continually fail to substantially perform job duties provided that you have first been provided written notice of such failure and an opportunity to cure such failure. If the company terminates your employment for reasons other than Cause prior to the Closing or Retention Date, then you will still be entitled to receive the Retention Bonus.

If earned, the Retention Bonus will be paid 30 to 45 days following the Retention Date (or, in the case of an earlier Closing, 30 to 45 days following Closing). It will not be used in calculations for any other benefits or compensation including, but not limited to, any severance calculation.  For greater clarity, such lump sum amount will not be included in Compensation under the Domtar Personal Care 401(k) Plan, under the DB SERP for Management Committee Members and under the DC SERP for Designated executives of Domtar Personal Care.

This Agreement does not alter your at-will employment status, and all other terms and conditions associated with your compensation package remain unchanged.

Thank you for your continued service.

_____________________________________

John D. Williams, President & Chief Executive Officer